Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 12 DATED DECEMBER 1, 2017
TO THE PROSPECTUS DATED APRIL 6, 2017

This supplement No. 12 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 12 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose our recent share pricing information.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from November 1 to November 30, 2017, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
November 1, 2017	$11.56	$11.60	$11.60	$11.61	$11.59
November 2, 2017	$11.56	$11.60	$11.60	$11.61	$11.60
November 3, 2017	$11.57	$11.61	$11.61	$11.62	$11.60
November 6, 2017	$11.57	$11.61	$11.61	$11.62	$11.61
November 7, 2017	$11.57	$11.61	$11.62	$11.62	$11.61
November 8, 2017	$11.57	$11.61	$11.62	$11.62	$11.61
November 9, 2017	$11.57	$11.61	$11.62	$11.62	$11.61
November 10, 2017	$11.57	$11.61	$11.62	$11.63	$11.61
November 13, 2017	$11.58	$11.62	$11.62	$11.63	$11.61
November 14, 2017	$11.58	$11.63	$11.63	$11.64	$11.62
November 15, 2017	$11.58	$11.63	$11.63	$11.64	$11.62
November 16, 2017	$11.64	$11.69	$11.69	$11.70	$11.68
November 17, 2017	$11.64	$11.69	$11.69	$11.70	$11.68
November 20, 2017	$11.65	$11.69	$11.69	$11.70	$11.69
November 21, 2017	$11.65	$11.69	$11.69	$11.70	$11.68
November 22, 2017	$11.65	$11.69	$11.70	$11.70	$11.69
November 24, 2017	$11.65	$11.69	$11.70	$11.70	$11.69
November 27, 2017	$11.65	$11.70	$11.70	$11.71	$11.69
November 28, 2017	$11.65	$11.70	$11.70	$11.71	$11.69
November 29, 2017	$11.65	$11.70	$11.70	$11.71	$11.69
November 30, 2017	$11.67	$11.71	$11.72	$11.72	$11.71

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.